UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  2/6/2009

HydroDynex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-152052

NEVADA	20-4903071
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

230 Bethany Rd., Ste. 128, Burbank, California 91504

(Address of Principal Executive Offices, Including Zip Code)

(702) 884-2150

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Officers

Effective February 6, 2009, Derek Grant resigned as our Treasurer and Chief Financial Officer.  There were no disagreements between Mr. Grant and any of our officers regarding the operations, policies or practices of our company.  Mr. Grant will continue to serve as the Secretary and a Director of HydroDynex.  At the time of resignation, Mr. Grant is not a creditor of the Company.

Effective February 6, 2009, Jerod Edington resigned as our President and Chief Executive Officer.  There were no disagreements between Mr. Edington and any of our officers regarding the operations, policies or practices of our company.  Mr. Edington was appointed by the board of directors to serve as Vice President and Chief Operating Officer and will continue to serve as a Director of HydroDynex.  At the time of resignation, Mr. Edington remained a creditor of HydroDynex.

Effective February 6, 2009, Peter Schmid resigned as our Vice President.  There were no disagreements between Mr. Schmid and any of our officers regarding the operations, policies or practices of our company.  Mr. Schmid will continue to serve as a Director of HydroDynex.  At the time of resignation, Mr. Schmid is not a creditor of our company.

(c)	Appointment of Officers

Effective February 6, 2009, the following individuals were appointed as our new executive officers:

Name	Age	Position(s) held:
Ronald Kunisaki, Esq.	51	President and Chief Executive Officer
Jerod Edington	31	Vice President and Chief Operating Officer
Richard Kunisaki, CPA	50	Treasurer and Chief Financial Officer

There is an existing relationship amongst our officers.  Ronald Kunisaki and Richard Kunisaki are brothers.  Our new officers currently do not have employment agreements with HydroDynex.  Jerod Edington’s current consulting agreement for which he is compensated $2,500 per month remains in effect.  He is currently owed $20,100 for his services.  There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which HydroDynex was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of HydroDynex’ total assets at year-end for the last three completed fiscal years, and in which any of the new officers had or will have a direct or indirect material interest.  There is no material plan, contract or arrangement (whether or not written) to which our new officers are a party or in which any of our new officers participates that is entered into or material amendment in connection with our appointment of the new officers, or any grant or award to any new officers or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the new officers.  None of the new officers have entered into a material compensatory plan, contract or arrangement with HydroDynex with regard to their appointment at this point in time.

(d)	Appointment of Directors

Effective February 6, 2009, the following individual were appointed as new members of our board of directors:

Name	Age	Positions Held:
Ronald Kunisaki, Esq.	51	Director
Richard Kunisaki, CPA	50	Director

There is an existing family relationship among our directors.  Ronald Kunisaki and Richard Kunisaki are brothers.  Our new directors have been named at the time of this Form 8-K.  There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which HydroDynex was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of HydroDynex’ total assets at year-end for the last three completed fiscal years, and in which the new directors had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which the new directors are a party or in which the new directors participates that is entered into or material amendment in connection with our appointment of the new directors, or any grant or award to the new directors or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the new directors.

Ronald Kunisaki- Director, Chief Executive Officer, and President.

Ronald Kunisaki earned a B.A. in Economics from UCLA in 1979 and a Juris Doctor from George Washington University Law School in 1983.  He is currently an “inactive” member of the California Bar Association.  He was President and Founder of Kiyo International, an international consulting group specializing in licensing technologies between U.S. and Japanese companies, for nine years.  He then worked for three years as Vice President and Co-Founder of Innovative Sports Technologies, a specialty designer and marketer of graphite golf shafts.  For the nine years following that, Mr. Kunisaki was the President and Founder of Innovative Hockey, Inc., a designer, manufacturer and marketer of  graphite hockey sticks. With a manufacturing plant in Tijuana, Mexico (over 300 employees at its peak), and revenues in excess of $10 million.  For the last 3 years, he has acted as the President of Warrior Sports Manufacturing.

Richard Kunisaki- Director, Chief Financial Officer, and Treasurer.

Richard Kunisaki earned a B.S. in Accounting Theory and Practice at California State University of Northridge. He received his certificate as a Certified Public Accountant from the State of California in 1994.  Mr. Kunisaki has over 22 years of professional accounting and financial management experience as a Certified Public Accountant and as a Controller with a Innovative Hockey, Inc., and Warrior Sports Manufacturing.  Mr. Kunisaki is a member of the California Society of Certified Public Accountants.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated:  February 6, 2009

HYDRODYNEX, Inc.

By:

/s/  Jerod Edington

Jerod Edington

Resigning President & CEO